Filed pursuant to Rule 433

Registration No. 333-262954-05

Free Writing Prospectus

Dated January 18, 2024

$862.73mm CNH Equipment Trust (CNH) 2024-A

Jt-Leads: BofA (struc), Mizuho, SMBC, SG

Co-Managers: Academy, DBS

CLS	SZ($mm)	WAL	MDY/S&P	E.FINAL	L.FINAL	CUSIP	BENCH	SPRD	YIELD	$PRICE	CPN

A-1	180.000	0.36	P-1+/A-1+	10/24	2/14/25	18978FAA4	I-CURV	+13	5.465	100.00000	5.465
A-2	310.000	1.18	Aaa/AAA	11/25	7/15/27	18978FAB2	I-CURV	+54	5.253	99.99289	5.19
A-3	310.000	2.79	Aaa/AAA	1/28	6/15/29	18978FAC0	I-CURV	+65	4.827	99.97637	4.77
A-4	62.730	3.98	Aaa/AAA	1/28	7/15/31	18978FAD8	I-CURV	+78	4.858	99.96568	4.80

Priced: 1/17/24

Bill & Deliver: BofA BBG Ticker: CNH 2024-A SSAP: CNHEQ24

Exp Ratings: Moody's/S&P Format: Public/SEC Registered

Exp Settle: 1/24/24 First Pay: 2/15/24

ERISA: Yes Denoms: $1k x $1k

Pxg Speed: 20% CPR to 10% Call

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.